Exhibit 107

Calculation of Filing Fee Tables

Form 424(b)(5)

(Form Type)

TPG Inc.

TPG Operating Group I, L.P.*

TPG Operating Group II, L.P.*

TPG Operating Group III, L.P.*

TPG Holdings II Sub, L.P.*

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Fees to Be Paid	Debt	6.950% Fixed-Rate Junior Subordinated Notes due 2064	Rule 457(r)(1)	$400,000,000	100%	$400,000,000	$0.00014760	$59,040

	Debt	Guarantee of 6.950% Fixed-Rate Junior Subordinated Notes due 2064	Rule 457(n)(2)	(2)	(2)	—	—	(2)

Fees Previously Paid	—	—	—	—	—	—	—	—

	Total Offering Amounts					$400,000,000		$59,040

	Total Fees Previously Paid							—

	Total Fee Offsets							—

	Net Fee Due							$59,040

*	Additional Registrant
(1)

In accordance with Rules 456(b) and 457(r) under the Securities Act of 1933, as amended (the “Securities Act”), TPG Inc. (the “Company”) initially deferred payment of all of the registration fees for the Registration Statement on Form S-3 (Registration No. 333-277384), filed with the Securities and Exchange Commission (the “SEC”) on February 27, 2024. This filing fee exhibit is in connection with a final prospectus supplement dated February 28, 2024, filed by the Company with the SEC pursuant to Rule 424(b) of the Securities Act.

(2)

The notes issued by TPG Operating Group II, L.P. are fully and unconditionally guaranteed by the Company, TPG Operating Group I, L.P., TPG Operating Group III, L.P. and TPG Holdings II Sub, L.P. Pursuant to Rule 457(n) under the Securities Act, no separate fee is payable with respect to the guarantees.